Exhibit 10(a)
AMENDMENT NO. 1
2011 RESTATEMENT OF
TRUSTCO BANK
EXECUTIVE OFFICER INCENTIVE PLAN

WHEREAS, TrustCo Bank (the “Bank”) previously adopted the 2011 Restatement of Trustco Bank Executive Officer Incentive Plan (“Plan”); and

WHEREAS, under the Plan, the Compensation Committee of the Board of Directors has the authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan; and

WHEREAS, the Board of Directors of the Bank may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may alter or impair any Participant's rights previously granted under the Plan as of the date of such amendment or termination without his consent; provided, however, that an amendment adopted for the purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), may be made without the consent of Participants;

NOW, THEREFORE, the Bank does, effective as of December 17, 2013, amend the Plan as follows:

Amendment

1.                   Revised Section 1.10. Section 1.10 of the Plan is hereby amended and restated to read in its entirety as follows:

Section 1.10.  “Performance Goals” means the criteria and objectives established by the Committee prior to the beginning of the applicable Plan Year, which must be satisfied or met for the applicable Plan Year, as the case may be, as a condition to the Participant’s receipt of an Incentive Award. The criteria and objectives may be based on one or more weighted performance measures (such as, return on average equity, return on average assets, efficiency ratio, ratio of non-performing assets to total assets, etc.), for the Bank compared to its peer group as determined by the Committee. The Performance Goals for a Plan Year may take into account not only criteria and objectives for the applicable Plan Year in question, but also the performance of the Bank for a prior Plan Year.

2.                   Revised Sections 2.3 and 2.4. Sections 2.3 and 2.4 of the Plan are hereby amended and restated to read in their entirety as follows:

Section 2.3.  A Participant who terminates employment due to Disability or Retirement prior to the end of a Plan Year will cease to be a Participant in the Plan as of the date of termination of employment, and will be entitled to an Incentive Award for the Plan Year as calculated under Section 3.1 herein based upon the portion of the Base Salary actually paid to such Participant during the Plan Year in which he terminates.  Any Incentive Award payable will be paid when payments for the Plan Year are made under Section 3.3.

Section 2.4.  A Participant who dies prior to the end of the Plan Year will cease to be a Participant in the Plan as of the date of death, and will be entitled to an Incentive Award for the Plan Year as calculated under Section 3.1 herein. Any Incentive Award payable will be paid when payments for the Plan Year are made under Section 3.3.

3.                   Revised Section 3.1. Section 3.1 of the Plan is hereby amended and restated to read in its entirety as follows:

Section 3.1.  A Participant will be entitled to an Incentive Award for each Plan Year in which the Performance Goals have been satisfied or met, as the case may be.  The Incentive Award will be an amount equal to the Participant’s Base Salary multiplied by a bonus percentage based on the Performance Goals satisfied or met, as the case may be, for that Plan Year, adjusted for weighting, if any, of the applicable performance measures, and subject to any maximum bonus limit set forth in Performance Goals established for the applicable Plan Year. All or part of an Incentive Award may be made contingent on the satisfaction of Performance Goals for a Plan Year subsequent to the applicable Plan Year and on continued employment with the Bank through the end of such Plan Year.

4.                   Defined Terms. All capitalized terms used in this Amendment that are defined in the Plan, either directly or by a reference set forth in the Plan, shall have the respective meanings assigned them in the Plan except as otherwise provided in this Amendment or unless the context otherwise requires.

5.                   References to Plan. Upon the effectiveness of this Amendment, each reference in the Plan to “this Plan,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Plan as amended hereby.

6.                   Plan Remains in Effect. The Plan, as amended and supplemented by this Amendment, shall remain in full force and effect .

IN WITNESS WHEREOF, the Bank has caused this Amendment to be adopted on this 17th  day of December, 2013.

TRUSTCO BANK

By:	/s/ Robert M. Leonard
Title	Executive Vice President and Secretary